Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated January 31, 2023, and each included in this Post-Effective Amendment No. 88 to the Registration Statement (Form N-1A, File No. 333-159992) of Transparent Value Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated November 29, 2022, with respect to the financial statements and financial highlights of Guggenheim RBP® Large-Cap Defensive Fund, Guggenheim RBP® Dividend Fund, Guggenheim RBP® Large-Cap Market Fund, Guggenheim RBP® Large-Cap Value Fund, Guggenheim Directional Allocation Fund and Guggenheim SMID-Cap Directional Allocation Fund (six of the funds constituting Transparent Value Trust) included in its Annual Report to Shareholders (Form N-CSR) for the year ended September 30, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

January 27, 2023

Appendix A: List of Funds

Transparent Value Trust
1)	Transparent Value Large-Cap Defensive Fund
2)	Transparent Value Large-Cap Market Fund
3)	Transparent Value Dividend Fund
4)	Transparent Value Large-Cap Value Fund
5)	Transparent Value Directional Allocation Fund